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                                                                     Exhibit 99

                                                                 March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

   Arthur Andersen LLP ("Andersen"), our independent public accountant, has represented to us that its audit of our consolidated financial statements as of December 31, 2001 and for the year then ended, was subject to Andersen's quality control system for its U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and appropriate availability of national office consultation. The availability of personnel at foreign affiliates of Andersen was not relevant to our audit, and, thus, we received no assurance from Andersen regarding such availability.

                                          Very truly yours,

                                               /S/  SCOTT T. MACOMBER
                                          _____________________________________
                                                   Scott T. Macomber,
                                              Executive Vice President and
                                                 Chief Financial Officer